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                                                                   Exhibit 21.01

Friedman, Billings, Ramsey Group, Inc. Direct and Indirect Wholly-owned subsidiaries


Friedman, Billings, Ramsey Capital Markets, Inc. - Delaware
Friedman, Billings, Ramsey Asset Management, Inc. - Delaware
FBR Holdings, Inc. - Delaware
Friedman, Billings, Ramsey & Co., Inc. - Delaware
Friedman, Billings, Ramsey International, Ltd. - England
FBR Direct, Inc. - Delaware
Friedman, Billings, Ramsey Investment Management, Inc. - Delaware
FBR Offshore Management, Inc. - Delaware
FBR Investment Management (Bermuda) Ltd. - Bermuda
FBR Fund Advisers, Inc. - Delaware
FBR Venture Capital Managers, Inc. - Delaware
FBR Offshore Investments, Ltd. - Bermuda
FBR Investments, LLC - Virginia
FBR Arbitrage Fund, LLC - Virginia
D & R Investments, LLC - Delaware